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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

The More HP Stockholders Know About The Proposed Merger With Compaq
The More They’ll Want To Vote No

Palo Alto, CA, February 21, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today placed an advertisement in The Wall Street Journal regarding the proposed merger of Hewlett-Packard (NYSE: HWP) and Compaq Computer Corporation (NYSE: CPQ). The advertisement will also appear Friday in The New York Times, The Washington Post, The San Francisco Chronicle, and The San Jose Mercury News. The text of the advertisement is as follows:

“Attention: All Hewlett-Packard Stockholders

KNOW MEANS NO

THE MORE YOU KNOW ABOUT THE HP/COMPAQ MERGER
THE MORE YOU’LL WANT TO VOTE NO

BAD TRACK RECORD

Did You Know: Shareholder value has suffered under the current CEO.

•	HP’s share price has dropped 62% overall, and 27% versus an index of comparable companies under the current CEO.[1]

Did You Know: HP management has a track record of being overly-optimistic and sometimes dead wrong.

•	HP missed projected earnings in four of the last six quarters.

•	“...offering apologies for missing the forecast to HP’s board at an emergency meeting...Fiorina told analysts she was raising HP’s sales growth target for fiscal 2001 from 15% to as much as 17%.”[2]* Sales actually declined 7.5% in 2001.

•	“Certain expectations she led shareholders to adopt were not fulfilled, and could not have been fulfilled,” said a leading analyst.[3]*

Did You Know: HP’s merger math doesn’t add up.

•	HP’s CEO says the merger with Compaq will be accretive even though Compaq’s forecasted earnings have declined dramatically since the merger was announced. Based on First Call estimates, Compaq’s CY 2002 expected earnings have declined 59.1% and CY 2003 have declined 44.3% since the merger was announced.

•	Management makes aggressively low assumptions about revenue loss. Analysts estimates and precedent transactions indicate the actual revenue loss will be double management’s estimate, more than enough, we believe, to outweigh any benefits of cost savings.

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Did You Know: An independent survey of over 800 marketing professionals picked the HP CEO as the CEO “who most harmed their brands in 2001.”4*

Did You Know: HP’s CEO has never led a transaction of this scale or complexity but does have a record of failed integration and acquisition attempts.

•	Her previous attempt to integrate two large organizations with different cultures was when she led the Lucent joint venture with Philips Electronics NV. The venture fared so badly it was discontinued at a loss for both companies one year following its inception. HP’s CEO called the Philips venture “the biggest mistake of her career.”[5]*

BAD IDEA

Vote No: The proposed merger would dilute by 35% stockholders’ ownership in HP’s crown jewel, the high-growth, high-margin, Imaging & Printing business while doubling stockholders’ exposure to a troubled commodity PC business.

Vote No: HP’s strategic position will not materially improve. The merger would:

•	Divert financial resources and management’s attention from Imaging & Printing

•	Not materially improve HP’s position in mid-range and high-end servers and high-end services

•	Do little to increase HP’s consulting and outsourcing capabilities

•	Double HP’s exposure to low-end, commodity computing businesses

Vote No: The integration risk of the proposed merger is substantial and unacceptable.

•	“No large scale high tech merger has ever worked -ever.”[6] Technology mergers are extremely difficult to integrate due to the velocity, complexity and competitiveness in tech markets. And this is a technology merger.

•	HP’s anticipated 18-24 month integration[7] is a lifetime in the technology industry.

Vote No: The financial impact of the proposed merger on HP stockholders has been and would be negative.

•	HP is paying a huge premium for Compaq—more than twice the average multiple of past computing mergers (48 times CY 2002 earnings vs.19 times forward earnings for comparable transactions) and more than twice HP’s own multiple.[8]

•	We expect HP stockholders would lose more than $4.50 per share as a result of the transaction.[9]

•	Since the announcement of the proposed merger HP stockholders have lost approximately $7.7 billion relative to an index of comparable companies.[1]

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Vote No: HP won’t reveal the CEO’s post-merger compensation.

•	HP has reviewed and discussed what the CEO’s compensation package would be if the proposed merger is approved. HP says its CEO’s compensation will be greater than it is now -but how much greater? HP repeatedly refused to disclose the proposed terms of the package. Why won’t HP disclose this information? You have the right to know what financial interest management has in promoting the Compaq merger.

HP STOCKHOLDERS COULD REALIZE $14 to $17 MORE
PER SHARE WITHOUT COMPAQ10

THREE GUIDING PRINCIPLES UNDERLYING THE STRATEGIC ALTERNATIVES CAN BE SUMMARIZED AS FOLLOWS:

•	Re-allocate investment in Imaging & Printing to defend HP’s position and capitalize on emerging growth opportunities

•	Build mid and high-end enterprise position by filling key gaps

•	Focus on profitability, not scale, in PCs

BY FOLLOWING A “FOCUS AND EXECUTE” STRATEGY, WE BELIEVE HP HAS THE POTENTIAL TO:

•	Realize $14 to $17 greater value per share relative to the proposed merger with Compaq[10]

•	Double operating margins from 4.2% to 8.4% by focusing on high-margin businesses and creating a more attractive business mix relative to the proposed merger with Compaq[10]

We urge you to vote “NO” on the Compaq merger by checking the “AGAINST” box on your GREEN proxy. Simply sign, date and mail back your green card promptly. Please do NOT return any white proxy cards. A $25 billion mistake is not the HP Way.

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*	Permission to use quotation was neither sought nor obtained.

[1]	The index of comparable companies represents the combined common stock performance of Accenture Ltd, Apple Computer, Inc., Computer Sciences Corporation, Dell, Electronic Data Systems Corporation, EMC Corporation, Gateway, Inc.,

International Business Machines Corporation, KPMG International, Network Appliance, Inc., and Sun Microsystems, Inc. These comparable companies are the same companies used by Goldman Sachs in performing its “Selected Companies Analysis” in connection with rendering its fairness opinion to HP.

[2]	Business Week, 2/19/01.

[3]	San Francisco Chronicle, 12/9/01.

[4]	Bruised and Battered Brands Poll 2001, Liquid Agency, Inc.-December 2001.

[5]	“H-P names Carly Fiorina, A Lucent Star, to be CEO,” 7/20/99.

[6]	David Yoffie, Harvard Business School, 12/17/01.

[7]	Merger Communication Toolkit sent to HP managers for use in communicating with HP employees in connection with the merger, filed by HP Pursuant to Rule 425 Under the Securities Act of 1933 on 1/22/02.

[8]	Based on stock prices and First Call consensus estimates as of February 15, 2002 and the mean of the following precedent transactions: HP/Apollo in April 1989, AT&T/NCR in December 1990, Gateway/Advanced Logic Research in June 1997, Compaq/Tandem in June 1997 and Compaq/DEC in January 1998.

[9]	Based on assumptions outlined in a report titled “HP is Misleading Stockholders: Financial Analysis Illustrates that Compaq Merger Destroys Shareholder Value” filed with the SEC on 1/23/02.

[10]	Based on assumptions outlined in a report titled “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the SEC on 2/19/02. ...”

ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

FORWARD-LOOKING STATEMENTS AND ASSUMPTIONS

The views expressed in this release are judgments, which are subjective in nature and in certain cases forward-looking in nature. This release also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this release does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold. For descriptions of the assumptions related to the forward-looking statements, see the presentation HP is Misleading Stockholders: Financial Analysis Illustrates that Compaq Merger Destroys Shareholder Value filed on January 23, 2002, with the Securities and Exchange Commission, pursuant to Rule 14a-12.

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Contact:

Media: Joele Frank/Todd Glass Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449